Exhibit 99.1


                                                            Contact:
                                                            Robert K. Gudbranson
                                                            (440) 329-6001



NEWS RELEASE


INVACARE   CORPORATION   ANNOUNCES   NEW  $100   MILLION   ACCOUNTS   RECEIVABLE
SECURITIZATION FACILITY


ELYRIA, Ohio - (October 5, 2005) Invacare Corporation (NYSE:IVC) today announced that it entered into a 364-day $100 million accounts receivable securitization facility on September 30, 2005. Under the securitization facility, ownership interests of certain domestic receivables are transferred on a revolving basis to an asset-backed commercial paper conduit administered by JP Morgan Chase Bank, NA. Invacare received $75.5 million under the securitization facility on September 30, 2005, which was used to reduce balances outstanding on its Revolving Credit Facility.

"Invacare is pleased to have the increase in available debt capacity. This is now our lowest-cost short-term funding source at 30 day LIBOR + 23 basis points," said Gregory C. Thompson, chief financial officer at Invacare.

Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is a global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The Company has 6,100 associates and markets its products in 80 countries around the world. For more information about the Company and its products, visit Invacare's website at www.invacare.com.





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